ENERGY FOCUS, INC.

Moderator: Joe Kaveski
August 13, 2009
3:30 pm CT

Operator: Good day, and welcome to the Energy Focus Second Quarter Earnings Release conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Joe Kaveski, Chief Executive Officer. Please precede, sir.

Joe Kaveski: Thank you, (Rica) and thanks to our shareholders and guests joining us today for our second-quarter earnings call.

We have a lot to share with you today, but before we begin, I’d like to turn over the call to Nick Berchtold, our chief financial officer, for the reading of our Safe Harbor Statement. Nick?

Nick Berchtold: Thanks, Joe. Today’s discussion may contain some statements that may be considered forward-looking in nature. These forward-looking statements may include comments relating to 2009 financial projections or other comments relating to the company’s strategic plans, objectives, expectations or intentions. These matters involve risks and uncertainties, and actual results may differ materially from those projected or implied in the forward-looking statements. Factors that could cause actual results to materially differ from the forward-looking statements in this presentation are set forth in our most recent annual report on form 10-K for 2008 and our second-quarter 2009 form 10-Q.

And now, Joe, I’ll turn it back to you.

Joe Kaveski: Thanks, Nick. Today, I’d just like to make a few brief comments concerning our second-quarter results and then provide a brief progress update on our announcement earlier this year to accelerate our transformation into becoming an integrating lighting energy systems and solutions provider focused keenly on the existing building market. Following my comments, I’m going to turn the call back over to Nick Berchtold, our Chief Financial Officer, to provide some depth and clarity around our financial results, and then we would be delighted to answer questions from our shareholders today.

So to begin, this is a challenging time for Energy Focus, as I remain disappointed that this year’s sales were significantly lower than the same period last year. Considering that our businesses have been historically tied to the private sector, the residential housing market and the commercial construction industry, I guess this is to be expected. Recently, the chairman of Philips North American Lighting Business said that Philips doesn’t see any meaningful improvement until the summer of 2010 and that the new construction industry is practically gone. In general, I concur. Energy Focus has experienced project delays, and some of our commercial customers continue to hold onto their dollars very tightly.

However, I do believe we saw some encouraging events that occurred during our second quarter and that are worth mentioning. Specifically, our second-quarter sales increased 36% over our first quarter, indicating that our businesses tied to the residential housing and construction industries appear to be stabilizing, and the market for the new lighting energy solutions business looks even better, considering that large energy services companies, including Honeywell, Siemens, Johnson Controls, who are focused on existing building energy retrofits are now beginning to receive contracts that were delayed due to the potential of stimulus money and that financing is becoming available again through banks and leasing companies to fund energy efficiency projects.

Now let me say a few words on the progress to accelerate the transformation into a fully-integrated lighting energy systems and solutions provider. As it relates to our existing building energy solutions focus, we continue to secure solutions projects and make progress in the refrigerated warehouse industry as we secure projects from new customers and add additional facilities from existing customers. Second, we have made progress in nurturing key alliances with partnerships with ESCOs and lighting retrofit companies. One example is with a new lighting retrofit company we are jointly developing proposals in the public sector using Energy Focus’ technologies to create a competitive advantage.

As for our progress in producing mainstream LED-based products versus specialty lighting products for existing buildings, with the addition of the LED garage parking fixture family that we introduced in July, we now have four product families of advanced LED lighting solutions. These LED parking garage fixtures represent a very low-cost, yet very high-performance alternative to two, three and four-lamp fluorescent fixtures that are designed for cold and wet environments.

Our 10-year dock lights continue to sell very well to the transportation industry and are now penetrating into the large retail chains. Our new family of LED landscape lighting fixtures is beginning to appear on private and public sector projects and buildings and are being proposed on additional public sector projects by our partners, and we are now proposing our new LED and CMH track light family that are designed to replace MR16s and 75-watt halogen bulbs. These luminaries offer incredible visual performance with typically a 2-year simple payback in museum and retail application. What’s important here is that all of these LED fixture families are specifically designed for the existing building market and offer incredible performance with great return on investment. They also easily work in new construction applications.

As for our progress in developing and deploying advanced lighting for the military, our $1.4 million (NAVSEA) contract announced 2 weeks ago is very different from other contracts that we have previously secured from the U.S. Government. This agreement calls for the U.S. Navy to actually buy our LED lights. This contract is American Recovery and Reinvestment Act complaint such that it can be used as a vehicle for stimulus money to fund additional energy improvement work with the Navy. And just this afternoon I signed another $500,000 contract from the Department of Defense to develop and provide more advanced LED lighting for the Navy. You will see the details in the press release that we will issue early next week.

Now let me take a moment to discuss what we are doing to allow Energy Focus’ orderly transition to becoming a solutions business. We continue to work to divest one or more of our legacy businesses. We are very serious about this, and we’ve engaged a seasoned business broker to assist in the marketing and sale of these businesses. We also continue to evaluate additional financing. This includes loans from traditional and nontraditional financial institutions and/or possibly a modest capital raise via rights offering. And of course, we continue to make good progress towards our 30% year-over-year cost reduction target. Today, our costs have been reduced by 24% compared to last year and will continue to decline further.

Since our last call, we have implemented numerous cost-reduction actions, including the transfer of additional products to our Mexican facility, reduced management salaries, consolidation of our European operations to the U.K., which allowed us to sell a building in Germany, partnering with a leading offshore company to provide the manufacturing of some of our LED products, and further reduced administrative and support personnel.

So before I turn the call over to Nick, I’d like to summarize my comments by saying again that this is a very difficult business environment for Energy Focus. We are seeing improvements especially in the existing building markets, which is exactly where our focus is. We continue to aggressively reduce cost, and that personally I remain optimistic about our ability to ride through the economic downturn and grow in 2010.

So at this time, I’d like to turn over the call to Nick Berchtold, our Chief Financial Officer, to discuss our financials in more detail. Nick?

Nick Berchtold: Thanks, Joe. Again, I’d like to thank you again for joining our conference call today. Now I’d like to provide you with an overview of results obtained during the second quarter for 2009. Specifically, I’ll be reviewing consolidated second-quarter revenues, gross profits, operating expenses, net income and earnings per share, and lastly we’ll focus on selected working capital items.

So first, let’s discuss second-quarter revenues. As Joe has already discussed in his overview, the second-quarter financial results continue to reflect a challenging environment which confronts both our company as well as the entire global economy. Second-quarter revenues were $3.8 million, which represented, unfortunately, a 49.9% decline; in revenues from the second-quarter 2008 revenues of $7.6 million. Second quarter 2008 revenues were, however, favorably impacted by over $500,000 in VHESC-related solar consortium revenues as well as over $1.1 million in Middle East destined revenues generated by our European affiliates.

While second-quarter 2009 revenues were disappointing on a year-over-year basis, again, the revenues for second quarter did improve 36% over the first-quarter 2009 revenues of $2.8 million despite continued softness in the U.S. pool and European lighting markets. Our sales leadership led by Steve Gasperson, Michael Morrison and Gerrit Reinders, as well as fully supported by the entire organization, are laser-focused on providing our directors, our shareholders and our company quarter-over-quarter revenue growth and recovery.

Further, I believe it important to also advise you that during the second quarter 2009, revenues were adversely impacted by the company’s completion of the reorganization of its German subsidiary. While second-quarter revenues for this subsidiary declined $457,000, or 48% from 2008 levels, this reorganization has most importantly re-established the overhead cost footprint necessary to achieve cash flow neutrality while also providing a definable path to business profitability in the near term future. Currently reported financial results from this subsidiary supports that this reorganization has, in fact, worked and was absolutely vital to sustaining the ongoing solvency of this business unit.

So now I’d like to discuss gross profits. Second-quarter gross profits were $799,000, or 20.9% of revenues, versus $2.4 million, or 32.1% of revenues for the second quarter 2008 period. The second quarter 2009 gross profit result does include a non-cash inventory impairment charge of $223,000, resulting from the revaluation of inventory at our German subsidiary created by the previously discussed reorganization. Excluding this non-cash charge, the second-quarter 2009 gross profit increased to 26.8%.

As has been previously stated by Joe and myself, the company continues to aggressively address its fixed overhead footprints as it aligns the structure of the business to reflect the current global economic climate. These efforts include, again, materials resourcing, manufacturing relocation and consolidation, part number rationalization and numerous additional fixed-overhead cost reductions.

So now let me talk a few minutes about operating expenses. Second quarter 2009 operating expenses decreased 20% versus the comparable period prior year. Specifically, second-quarter 2009 operating expenses decreased to $3.3 million versus the second-quarter 2008 operating expense figure of $4 million. 2009 results do include an additional $165,000 non-cash impairment charge recorded on the sale of certain German subsidiary fixed assets. Excluding this non-cash impairment charge, operating expenses improved 24% versus prior year. Further, second quarter 2009 operating expenses decreased an additional 2% versus first quarter 2009 operating expenses of $3.3 million.

Net operating expense reductions were the result of significant reductions in sales and marketing expenses, including reduced commissions expense associated with lower volumes combined with the reorganization of our German subsidiary. Total cost reductions from these activities approximate $1.1 million, and secondly, the company did unfortunately have to incur additional headcount reductions which resulted in approximately $540,000 worth of savings. As Joe mentioned, the company also enacted a voluntary payroll reduction program for its senior officers and selected key executives for the remainder of 2009, which, when complete, will provide approximately $200,000 of additional cash flow savings.

In summary, regarding operating expenses, the company continues to aggressively manage all operating expenses as it executes its transition into a turnkey lighting energy solutions company.

And now I’d like to review net income and earnings per share. For the 3 months ended June 30, 2009, the net loss was $2.3 million, which equates to 16-cent per share loss. Comparable period 2008 loss was $1.6 million, which equates to an 11-cents per share loss. However, I think the important thing to note is on the 6 months YTD net loss figure. On a revenue stream of $6.6 million for the first 6 months of 2009, the net loss was $5.3 million, which equates to a 36-cent per share loss compared to first-half 2008 revenue stream of $12.4 million, so almost double, resulting in a net loss of $5 million or 38 cents per share. So these numbers reflect the fact that the company’s cost reduction efforts are, in fact, making a difference in this very difficult and challenging economy.

So now let’s review selected working capital items as reflected on the balance sheet. I am pleased to report that the company continues to make progress in its cash position resulting from its intense focus on cash and working capital management. First, cash and cash equivalents held decreased to $5.6 million. However, second-quarter usage of cash decreased to $1.2 million. This represents 48% of the second-quarter 2008 usage of $2.5 million and 32% of the first quarter 2009 usage of $3.8 million.

So next, let’s discuss accounts receivable. The company continued to improve accounts receivable velocity versus both second quarter 2008 and first quarter 2009 results. Accounts receivable velocity improved 16.3% to 44.9 days at the end of the second quarter 2009 versus 53.7 days at the end of the second quarter 2008. Similarly, accounts receivable velocity improved 35.8% versus first quarter 2009 accounts receivable velocity as a result of the company’s historical pool and spa early buy programs coming to a seasonal end.

Contrary to what typically happens in a very difficult economic environment, all of our operating units recorded improvements in accounts receivable velocity versus second quarter 2008 as a result of the focus on cash management and its emphasis continued to permeate throughout our organization.

So next, I’d like to talk to you about inventory. Inventory on hand (net of reserves) decreased to $4.9 million at June 30, 2009 versus $6.5 million at the end of the June 2008. Excluding various inventory impairment charges recorded in December 2008 and June 2009, the reduction in gross inventory was still $288,000, or 4.4% from June 30, 2008 levels. It’s important to note that while this decrease is small, inventory levels in LED dock lights and landscape lights among other product lines did remain stable or increase as the company continues to receive increased sales orders for these parts, which are deliverable in the second half of the year.

Most importantly, the company continues to intensely manage inventory purchases at all levels, and I expect to be able to continue to report further improvements in inventory velocity as we proceed throughout the remainder of 2009.

From an accounts payable perspective, our trade payables declined by $1.5 million, or 55% from December 31, 2008 levels and by $268,000 or 18% from March 31, 2009 levels. Total trade payables as of June 30, 2009 was $1.2 million.

Next, I’d like to talk briefly about external debt. During the second quarter of 2009, the company reduced its third-party debt by an additional $202,000 from its March 31 levels and a total of $357,000 from its December 31, 2008 levels. Total outstanding third-party debt as of June 30 was $1.8 million. The primary contribution to this reduction was the company’s 100% repayment of the remaining outstanding loan balance on the German subsidiary facility mortgage, which was paid using the proceeds from the sale of that facility.

And lastly, I’d like to talk briefly about long-term banking relationships. The company is actively engaged in discussions with alternative potential financing sources to replace the existing line of credit with Silicon Valley Bank, who is the company’s current commercial lender, and we are currently reviewing various credit agreement proposals that we have received from these various financial institutions.

So in summary, the second-quarter results showed consistent quarter-over-quarter improvements in both working capital and operating expense performance despite significant reorganizational charges and a very sluggish global economic condition. I am confident that we will continue to experience improvement in these areas. The laser focus on cash management at all levels of the organization continues and remains the cornerstone to the successful transition of our company into a high-technology turnkey lighting energy solutions business.

So in closing, I’d like to thank you for the opportunity to speak with you today. And I would now like to turn the conference call back to our operator so that we can have our question-and-answer period.

Operator: Thank you, sir. The question-and-answer will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again if you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone.

And we’ll take our first question from Robert Smith with the Center for Performance Investing.

Robert Smith: Hi. Good afternoon.

Joe Kaveski: Good afternoon, Robert.

Robert Smith: So guys, what – are you seeing anything from the – any government programs about the economy stimulus program?

Joe Kaveski: They are beginning to take hold in the marketplace, and that is reflected in my comments relative to the energy services companies. It appears as though many of the public sector state, local and federal agencies that had energy projects that were being queued up for latter part of last year and earlier this year basically went on pause for the moment to see if they couldn’t benefit from applying stimulus funding to those projects. It took a little bit, although it was relatively swift for government, to determine the kind of rules of the engagement and to determine how to tap into that stimulus money that was made available to those agencies, and you know now basically those projects are beginning to be let here close to home.

You know we just recently received the contract from (NAVSEA), where one of the important requirements was that it be American Recovery and Reinvestment Act compliant. And although I don’t know the specific hoops that the contract administrators had to go through to be able to make it that way, their standard Navy contract was very important to them because it does allow for additional work to be performed utilizing additional stimulus money. So it’s just an example of how that project perhaps got slowed down because they wanted to be able to tap into that stimulus money.

Robert Smith: Joe, when you say that, are there any changes of note since I last saw you in Lightfair in New York? I mean you kind of laid out what the possibilities were for the next year or 2, and you were very, let’s say optimistic. So...

Joe Kaveski: I remain optimistic. You know that where we are headed is clearly where the market is. It is in existing buildings, it is in providing energy solutions. Lighting is one of the greatest opportunities that exist for energy efficiency, and so we have the technologies right now that we are developing and retooling towards that existing building market, and you know we have placed a great emphasis on developing partnerships too with the energy services companies and the lighting retrofit companies that are really the ones that are the vehicle to a lot of government energy efficiency projects. And so, yes, I remain optimistic.

Robert Smith: Do you have a big enough footprint to participate in the bigger projects?

Joe Kaveski: Well, therein lies, again, the strategy of our strategic alliances with those lighting retrofit companies and energy services companies. They do have the sales bandwidth in the footprint. In terms of our ability to provide product to them, we have excess capacity that will allow us to quickly and efficiently support that. So I’m not concerned from that perspective.

Robert Smith: How could the latest – how big could the latest government development contract in LED for the ships be? I mean ...

Joe Kaveski: Well, the one that we were just awarded was $500,000.

John Davenport: That’s this afternoon.

Joe Kaveski: That’s this afternoon.

Robert Smith: Yes, OK. The prior one, I guess, was $1.4 million?

Joe Kaveski: Right.

Robert Smith: So how big can these guys become? I mean ...

Joe Kaveski: I have with us Roger Buelow, our Chief Technology Officer, who interfaces very heavily with the government, and Roger, maybe you can offer some comments on that.

Roger Buelow: Yes. So how about the (NAVSEA) contract for $1.4 million, Joe mentioned that included both development and also sales of lights to be installed in submarines. A lot of those products, in addition to be useful on submarines, especially one in particular, are also very useful throughout the fleet. So as an example, going on to one aircraft carrier, it would be about $1.5 million in sales, and across the fleet, for just for that one product, there is a market size which is on the order of $40 million. And of course that’s one product. We’re developing a total of four (products) under the (NAVSEA) contract, and we have several others from previous contracts and also this new one Joe just mentioned that we signed today.

Robert Smith: Yes, and what has to happen I mean as far as the different phases and you know the timelines?

Roger Buelow: The timelines for getting additional sales with the military?

Robert Smith: Yes, for the – for this specific ship – well, when you say $40 million, I mean what kind of phased development would you have to have – would have to be seen and what kind of timeline?

Joe Kaveski: Yes, this is a very different deal, Robert. These are actually products. So when these products are delivered to the Virginia class of submarines, they will be ordered by somebody who’s actually in the business of procuring products; for example, for that aircraft carrier that Roger was talking about. This is very different from anything we’ve done before. It’s going from R&D for this to the product sale. We’ve been working towards this for several years, and a lot of credit goes to the R&D team for bringing this home. So it’s a big deal for us.

Roger Buelow: And so one of the things in particular, that Joe mentioned is that this contract is ARRA compliant. So what that means is the Navy can use stimulus money to – as soon as they get stimulus money in one day, they can augment that contract the next day to get more lights on the ships, and so like I said, there’s that one product line which represents tens of millions. The total U.S. market, for U.S. Navy, for all lighting fixtures, approaches $1 billion. It’s a huge market, and these ships go through retrofits once every 5 years. So that’s magnitude of opportunity we are getting on board the ships.

We’ve also had contact from foreign navies. So as you know when ships retire from the U.S. Navy, they go to our allies often, and so we’ve received calls from foreign navies in terms of how they can upgrade their older ships with these same lights. I’m getting a lot of strong interest there too.

Robert Smith: Have you made any further progress in the solar area?

Joe Kaveski: Absolutely. We are beginning to quote solar jobs in our solution business. So yes, we are making progress, and it’s our goal to actually sell solar this year with solar sales on the books through our solutions channel. We are also moving, of course, again, on the R&D front, and maybe, Roger, you want to mention a little bit about that.

Roger Buelow: Right. So – on the R&D front, both under DARPA’s VHESC project and also independently, we have been working on high efficiency and also lower-cost ways to make solar cells. And we’ve had good breakthroughs. We are not ready to write up the papers on them or to report them yet, but I’d remark that we’ve had significant progress in the lab.

Robert Smith: Well, would you – can you give us some guidance I mean on that?

Roger Buelow: No, I really can’t. Anything that comes out of the DARPA programs has to be published and cleared ahead of time by DARPA, and for the things that we’ve internally funded, it would be unwise for us to disclose ...

Robert Smith: Yes. OK, so its success is tied to DARPA, and when would the next phase begin?

Roger Buelow: We are – we’re very eager to hear that answer ourselves. We’re very hopeful that it can – would start very, very soon.

Robert Smith: OK, characterizing very, very soon, is it by year end?

Robert Smith: I mean I don’t know – I don’t know what to say about a phrase like very, very soon. I mean it ...

Nick Berchtold: Robert, what we can tell you is we are in constant contact with the partners of VHESC, and our shareholders will know as soon as we have information that we can provide that we can share. But to surmise when the government will execute this is not advisable at this point.

Robert Smith: OK, but you guys have supplied the data?

Joe Kaveski: Yes, absolutely. We have a Phase I and II contract on the books, and we are fully expecting to participate when the government funds this program further.

Robert Smith: OK, thanks. Good luck going forward, you all.

Joe Kaveski: Appreciate it very much. Pleasure to see you again. OK.

Operator: All right, we’ll take our next question from Larry Southam with My Broker LLC.

Larry Southam: Good afternoon. I’m new to the situation. I’d seen the name earlier and hadn’t had a chance to see your – to hear your presentation. Could you give me a better feel for just how your product line breaks out these days in terms of – in terms of markets?

Joe Kaveski: Sure, Larry. I’ll characterize it as a current and future and against a historical.

Larry Southam: Right.

Joe Kaveski: Historically, we were a specialty lighting manufacturer that really served – let’s call it four or five primary markets, one of them being the residential pool market, where we remain the industry leader for pools.

The other market is what I would characterize as the food services supermarket industry, where we have many customers like Whole Foods and Supervalu Albertsons and Giant Eagle, Redners to name a few. We also are in some very prominent museums because of the nature of our historical technology meaning no UV, and so you know we don’t destroy artwork, for instance. And some work performed with our product in museums that you might recognize include the Clinton Museum, the Appleton Museum, and the Winston Churchill Museum.

Of course the military market has been a historical market for us, and I was delighted to be able to make the announcement today. And lastly, we have been involved in retail. So customers such as The Limited, Tiffany’s, Bath Bodyworks, Victoria Secrets – those markets have been where we’ve historically played, and we’ve historically played with technologies that I would call specialty.

As we are moving forward in the existing building marketplace, we will continue in those markets, but our technologies have changed and are changing rapidly more towards solid state type of luminaries. But probably one of the fundamental differences is that you would characterize our technologies before as primarily specialty applications. They do a great job of lighting up a hallway or putting a light on a – on a piece of artwork, and now our technologies are basically going mainstream towards general illumination with application towards all markets. So in essence, we go from a market size that’s probably about $5 billion historically to now a market size that others have valued well over $100 billion, and the emphasis is clearly towards the existing building market.

Larry Southam: All right. OK, on some of the – so some of the new products you’re developing you expect to, instead of being a customized type of application, you’re expecting to be able to have this as a broader line – broader application catalogue item?

Joe Kaveski: Absolutely, and ...

Larry Southam: And how do you then get that sold?

Joe Kaveski: That’s sold through a variety of channels. We have our own direct selling force. We do go through value-added resellers and partners, and we do go through energy services companies. You know but I think the fundamental thing that I’d like to leave our guests with and our shareholders today is that technology’s supplied – lighting technologies for the existing building market, they are and must be by design a technology that provide same or better performance with a great return on investment, and that’s why our LED based product technologies that offer great performance and typically provide a 2-year simple payback. It’s a perfect match, and so that’s where we’re headed. We’re keenly focused on being able to get that return up and to have technologies that plug and play into the existing building marketplace.

Larry Southam: OK. Now, in the LED, I presume you’re buying the – buying the tips and basically assembling fixtures?

Joe Kaveski: You are correct. You know we basically buy the highest-quality chips from the major manufacturers, like (Cree), like Philips, Lumileds, and Nichia). And we do a great job of trying to identify what those chips are. But then from that point, the secret sauce that we bring to bear is the superior ability to get the thermals right within those luminaires, the ability to actually capture the light that’s coming out of that chip which is no trivial task.

Larry Southam: Right.

Joe Kaveski: And that’s where we really shine relative to our optics technology and our optic IP and our coatings IP, and quite honestly, that is why I think the U.S. Government, and one of the reasons why we think of ourselves, as maybe a poster child for DARPA in the military because our technologies are second to none.

Larry Southam: OK, and then following up on the military side, the $1.4 million initial contract, which I gather is a development for fixtures, but then installation with supplying them to the submarine. What is timing on that? When should revenues – over what period should revenues appear?

Roger Buelow: You’re right. Part of that is for development of the fixtures and part of it is for delivery of the fixtures. We have not disclosed that breakdown, but I can give you the time period is about 1 year in which the development work will take place, and then we’ll be supplying for the life of the ships over 4 years.

Larry Southam: OK. Very good. Thank you.

Joe Kaveski: Well, thank you again for your time.

Operator: And as a reminder if you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone.

Joe Kaveski: All right.

Operator: All right, and we do have another question from Robert Smith with the Center for Performing Investing.

Robert Smith: Yes, you don’t think I’m going to let you go so quickly. So has there been anything further for – from the work that you did for the W Hotel chain?

Joe Kaveski: No — other than we continue to have a happy customer.

Robert Smith: But have you retrofitted any other units, or?

Joe Kaveski: We have not done additional “W” Hotels.

Robert Smith: I mean I guess it’s partially because of what’s happening in the general economy. But I mean I assume they’re pleased with what you did for them?

Joe Kaveski: I have not received any word otherwise, so – and when I went out to the “W” and visited it personally, they seemed to be very happy with it, and clearly we’re saving them a ton of money.

Robert Smith: With the kind of restructuring that you’ve been going through and cutbacks and everything, what can you say about the R&D effort here?

Joe Kaveski: Delighted. It’s becoming more focused than ever on being able to commercialize technologies. We are seeing some great results and some great performance, and I’m looking for bigger and better things as we go forward, and you know I will share with you that it was recently conveyed to me that under $150 million let’s call it stimulus-funded program through DOE’s ARPA-E program.

Roger Buelow: Department of Energy.

Joe Kaveski: The Department of Energy, solicited proposals for leading-edge ideas to improve energy efficiency in existing buildings. From industry, they’ve received 3,500 proposals. As I understand it, 150 proposals were asked and encouraged to be expanded upon, and we were a part of – I believe, Robert, it was four of them, and that’s a pretty good hit rate, if you ask me.

Robert Smith: Yes, I agree with you. Congratulations.

Joe Kaveski: Excuse me, I misstated that. It was one in particular.

Robert Smith: The Silicon Valley – are you in – what are you trying to do there? I mean are you in – are you trying to rewrite some of the comments or are you trying to – are you trying to replace it, or ...

Nick Berchtold: Yes, Robert, this is Nick Berchtold. Silicon Valley Bank has, as you’re aware, been a long-term commercial bank lender for us. For a variety of reasons, we are working with Silicon Valley Bank in partnership to seek and obtain alternative financing. And I’m not going to go into more detail beyond that. But we are working to replace them. We’ve got a variety of different proposals that we are looking at right now from commercial banks as well as noncommercial banks and other mechanisms. But for a variety of reasons, we are seeking to replace the Silicon Valley bank line.

Robert Smith: Are you in compliance with the – now, I mean?

Nick Berchtold: We have not been in compliance with our covenants. You’ll see that noted in our 10-Q. But again, we’ve been receiving forbearance and forgiveness certificates as we restructure our organization, and again, Silicon Valley Bank is working with us to continue operating.

Robert Smith: OK, and do you have any idea when you might be able to report something to that effect, I mean a resolution or ...

Nick Berchtold: Yes, we’re working on it diligently. So before the end of the year, obviously, we will be moving forward and hopefully sooner that we can report something to you in that regard. So again, similar to the government discussion, as soon as we have something that we can report, we certainly will.

Robert Smith: OK. All right. Thank you.

Joe Kaveski: OK. Thanks, Robert.

Operator: And we’ll take our next question from Joe Guilmette, who’s a private investor.

Joe Guilmette: Hi, Joe.

Joe Kaveski: Hey, Joe.

Joe Guilmette: Hi, Joe. Hey, very interesting conversations here. I’m listening to you describe the enable systems, and I’m just wondering, the development work you’re doing for the Navy, will it be applicable in the non-military markets in the later years, or maybe in the near future since – because maybe ...

Joe Kaveski: Joe, Roger ...

Joe Guilmette: ... maybe they have got cabin lighting or ...

Joe Kaveski: Yes, Joe, Roger is holding me back right now because I’ve got a big smile on my face. The answer to that is absolutely yes, and in fact, this contract for (NAVSEA) is to replace existing T5 fluorescent fixtures on the Navy’s nuclear fleet with a new lighting technology. That new lighting technology is fundamental to us. We call it our optical rod technology.

It is one that has application well outside of the Navy and Navy ships and to a more mainstream bread and butter fluorescent tube replacement. And so the ability to perfect that technology to the nth degree for the U.S. Navy and then be able to take those perfections out into broader industry is a tremendous market opportunity, as we see it.

Joe Guilmette: Well, it sounds like old times again because that was being done many years ago, where we’d use government research to apply to other markets. So I congratulate you on that.

Joe Kaveski: OK, thanks, Joe.

Joe Guilmette: Other than that, what do you – what are you doing to advertise and promote your new products onto the marketplaces? Do you advertise in magazines or at trade shows?

Joe Kaveski: We certainly do in trade shows, and right now we’re working towards being able to get some of our new products into – I’d call it industry specific magazines. You probably wouldn’t see, for instance, our track light in Business Week, but you sure well might see it in, for instance, food, the FMI publication itself for food services because obviously that’s what food retailers look at in the food services industry. Beyond that, we have a tremendous emphasis right now, again, on basically educating partner organizations, alliances like energy services, ESCOs and the architectural community on some of our new LED based illuminators in the construction industry so that basically they know and are well aware of our products, so ...

Joe Guilmette: Yes. Good. I’m doing some experimenting with your track light on artwork, and it’s really got a great light quality. It’s – I think it’s got a great future. It’s like nothing I’ve ever seen on the market.

Joe Kaveski: Thank you, Joe.

Joe Guilmette: So anyway ...

Joe Kaveski: We’re excited ...

Joe Guilmette: ... great. OK, I’ll talk to you later, and I’ll sign off and leave room for the next caller.

Joe Kaveski: OK. Well, I think at this time we just would like to thank everyone for participating on Energy Focus’ second quarter earnings call. You know I would also be remiss if I did not thank our associate/employees around the world who I know are working tirelessly to exceed yours and our customers’ expectations. Clearly, they’re the cornerstone of our ability to rise above this current global economic crisis, and I see it firsthand that they represent the secret sauce that is really how we’re able to provide the superior lighting solutions to the coming existing building markets.

So thank you for participating in the call, and we look forward to visiting with you on our third-quarter call here coming shortly.

Thank you, again. OK, back to (Rica).

Operator: And that concludes today’s conference. We thank you for your participation and hope that you have a wonderful day. You may now disconnect.

END